Exhibits


SUB-ITEM 77C:

A special meeting of shareholders of the SunAmerica Senior
Floating Rate Fund, Inc. (the "Fund") was held on October
6, 2009 (the "Meeting"). At the Meeting, shareholders approved (i) a new subadvisory agreement between SunAmerica Asset Management Corp. ("SunAmerica") and Wellington Management Company, LLP ("Wellington") and (ii) the operation of the Fund in a manner consistent with the exemptive order received from the Securities and Exchange Commission That permits
SunAmerica to, among other things, enter into or amend subadvisory agreements with unaffiliated subadvisers upon approval by the Board of Directors, but without obtaining shareholder approval
(the "Manager of Managers Proposal").

The voting results were as follows:

To approve a new subadvisory agreement between SunAmerica and Wellington:

           FOR             AGAINST     ABSTAIN
           ---             -------     -------
     11,504,249.007    	554,569.871   744,849.303

   To approve the Manager of Managers Proposal:

           FOR              AGAINST                    ABSTAIN
           ---              -------                    -------
     10,858,820.008    	1,178,251.929              766,596.244